SCHEDULE A
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                       DATED  ____________, 2008 BETWEEN
                       THE ADVISORS' INNER CIRCLE FUND II
                                      AND
                           GRT CAPITAL PARTNERS, LLC.

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:

FUND                                                              RATE
----                                                              ----
GRT Value Fund ................................................   0.95%

GRT Absolute Return Fund ......................................   1.00%





















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